Exhibit 10.2

March 24, 2005

Hans Ploos Van Amstel

Mwami Mutaradreef 13

Keerbergen

3140 Brussels, Belgium

Dear Hans:

This letter summarizes the basic terms of your assignment to San Francisco as Senior Vice President/Chief Financial Officer effective March 7, 2005. The details of this offer are as follows:

Compensation

Component	Amount
Base Salary (annualized rate)	$500,000 (gross)

Annual Incentive Plan (AIP)	$325,000 (gross target awards based on 65% participation rate)

2005 Long-Term Incentive Plan	$700,000 (gross target award, program to be finalized)

Special Bonus

You will be provided with a special bonus of $300,000 (net) within 30-days after you assume your new position as CFO.

You will be required to reimburse LS&Co. the gross amount of this special bonus if you voluntarily terminate your employment with the Company within 12 months after your start date. The repayment amount for this special bonus will be decreased on a pro-rata basis over the 12-month period.

Benefits

Our offer also includes participation in our flexible benefits programs. There are a number of benefit options available to you in the areas of health care and life insurance, as well as our long-term savings programs which provides important tax advantages for your savings.

Hans Ploos Van Amstel	March 23, 2005

Other

•	You are eligible to participate in the executive perquisite programs associated with a position at your level. The value of these programs is approximately $17,600 annually including parking.

•	Your vacation accrual rate will be 25-days annually in accordance with Company guidelines.

Severance

You may be eligible for benefits under the Senior Executive Severance Plan. A copy of the Plan document which provides an overview of the plan and defines the eligibility requirements will be provided to you.

Global Relocation Payments and Allowances

In association with your move to the United States, you will be eligible for a variety of payments and allowances to assist you. These include the following:

•	Home Leave Benefit (eligible for 5 years, in accordance with our Global Transfer Policy)

•	Settlement Allowance ($5,000 net)

•	Relocation Airfare (Business class, four people, Brussels to San Francisco)

•	Shipment of Household Goods (One 40 foot sea container/air shipment from Europe)

•	The Company will cover loss on the sale of your personal family vehicle in Europe

•	Tax Preparation & Consulting

•	Immigration Assistance

Note, the amounts shown in this section are estimates only.

Domestic Relocation Benefits

You are also eligible for services through our Domestic Relocation Benefits Program to assist you with your relocation to San Francisco. These services include:

•	Selling costs on your house in Belgium (estimated at Euro 25,000)

•	Miscellaneous Expense Allowance (equal to 2-weeks base pay)

•	Destination Services, including real estate agent referral, community information and associated services (schools, churches, etc.)

•	Temporary Housing and Living Expense at your destination, food and car, for up to 60 days

•	Spouse Employment Assistance for up to one year

•	Home Purchase Assistance, mortgage lender referral, loan subsidy and closing cost assistance

Hans Ploos Van Amstel	March 23, 2005

If you have further questions about the Relocation Benefits Program, contact Veronica Harris at (312) 233-4208.

We expect your association with Levi Strauss & Co. to continue to be mutually beneficial. Nonetheless, we are an at-will employer, which means that either the Company or you may terminate your employment at any time, with or without cause, and with or without notice.

Hans, we are very excited that you have decided to accept this position. We are confident that you will continue to make valuable contributions to LS&CO. in this role.

Sincerely,

Philip A. Marineau

President and

Chief Executive Officer

cc: Greg Holmes

3